Exhibit 10.15

AMENDED AND RESTATED
GRAPHIC PACKAGING INTERNATIONAL CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT between Graphic Packaging International Corporation, a Colorado corporation (the “Company”), each of the affiliated companies (as defined in Section 1(c)) and                      (the “Executive”), is dated and effective as of March 22, 2002.

The Executive is currently employed by the Company and has executed an Employment Agreement dated May 19, 2000 (the “2000 Agreement”). The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the threat or occurrence of a Change of Control (as defined below) of the Company and to amend the 2000 Agreement in recognition of the increasingly competitive environment. The Board believes that it is imperative to diminish the distraction of the Executive from Company business because of personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control. This Agreement is intended to provide the Executive with compensation and benefits arrangements upon a Change of Control that will ensure that the compensation and benefits expectations of the Executive will be satisfied on terms that are competitive with those of other corporations. This Agreement shall amend and restate in its entirety the 2000 Agreement.

The parties agree as follows:

1.  Certain Definitions.

(a)  The “Effective Date” shall mean the first date on which a Change of Control (as defined in Section 2) occurs during the Change of Control Period (as defined in Section 1 (b)). If a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control the public announcement of which was made within three months following such termination, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)   The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c)  “Base Salary” shall mean the salary payable to the Executive which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Base Salary determination is made under Section 4(b)(i). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

2.  Change of Control.    For the purpose of this Agreement, a “Change of Control” shall mean:

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) or (ii) a number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities which is greater in number than the number of shares held by the Adolph Coors, Jr. Trust, any individual who or entity which has been, is or in the future becomes a trustee thereof, any other trust the primary beneficiaries of which are descendants of Adolph Coors, Sr. or spouses of such descendants, any individual who or entity which has been, is or in the future becomes a trustee of such trusts, and/or any entity formed by such trusts or trustees, and as a result of an acquisition described in (i) and (ii) above, directors designated by such person at the time of or subsequent to the acquisition constitute a majority of the Board; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by the Adolph Coors, Jr. Trust, any individual who or entity which has been, is or in the future becomes a trustee thereof, any other trust the primary beneficiaries of which are descendants of Adolph Coors, Sr. or spouses of such descendants, any individual who or entity which has been, is or in the future becomes a trustee of any such trusts, and/or any entity formed by such trusts or trustees, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b)  individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board, providing for such Business Combination; or

(d)  consummation of a reorganization, merger, or consolidation with another corporation or business entity not already under common control with the Company, or acquisition of stock or assets of such other corporation or business entity, if the market capitalization of the other corporation or entity, or the stock or assets acquired, is equal to or greater than the Company’s market capitalization immediately prior to the closing of such transaction (a “Business Acquisition”); or

(e)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.  Employment Period.    The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date as defined in Section 1 and ending on the third anniversary of such date (the “Employment Period”).

4.  Terms of Employment.

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

(a)     Position and Duties.

(i)  During the Employment Period, the Executive’s position (including status, offices, and titles), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date.

(ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period Executive may (A) serve on boards or committees of other organizations, (B) teach, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. To the extent that any such activities have been conducted by the Executive and by other executives of the Company prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)    Compensation.

(i)  Base Salary.    During the Employment Period, the Executive shall receive his Base Salary determined as of the Effective Date, which shall be reviewed no more than twelve months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased.

(ii)  Annual Bonus.    In addition to Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus (including any bonus deferred by the Executive) under the Company’s bonus plan, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii)  Incentive, Savings and Retirement Plans.    During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv)  Welfare Benefit Plans.    During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v)  Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi)  Fringe Benefits.    During the Employment Period, the Executive shall be entitled to fringe benefits (“Fringe Benefits”) including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, (or, in lieu thereof, cash payments paid as a perquisite allowance) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii)  Office and Support Staff.    During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii)  Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5.    Termination of Employment.

(a)    Death or Disability.    The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 14(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. Nothing in this Section 5(a) shall affect the Company’s ability to reduce Executive’s salary to the extent such reductions are offset by disability insurance payments to Executive.

(b)    Cause.    The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)  the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chairman of the Board or Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii)  the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)    Good Reason.    The Executive’s employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)  the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, and titles), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, including without limitation, changes to the Executive’s position in any succeeding surviving corporate entity in comparison to the position previously held with the Company, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of such notice thereof given by the Executive;

(ii)  any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)  any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(iv)  any failure by the Company to comply with and satisfy Sections 9(c) and 10 of this Agreement; or

(v)  the Company requiring (A) that Executive relocate Executive’s principal business office from the greater Denver, Colorado metropolitan area or (B) travel on Company business to a substantially greater extent than required immediately prior to the Effective Date.

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

(d)    Notice of Termination.    Any termination by the Company for Cause, not for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)    Date of Termination.    “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.    Obligations of the Company upon Termination.

(a)    Good Reason; Other Than for Cause.    If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate employment for Good Reason:

(i)  the Company shall pay to the Executive in a lump sum in cash within thirty days after the Date of Termination the aggregate of the following amounts:

A.    the sum of (1) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) the greater of (A) the Recent Annual Bonus and (B) the Annual Bonus paid or payable (including any bonus or portion thereof which has been earned but deferred), pro rated through the Date of Termination to the extent not theretofore paid, (3) any accrued and unpaid Fringe Benefits, and (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

B.    the amount equal to the product of (1) three and (2) the Executive’s highest Base Salary during any of the three years preceding the Date of Termination;

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

plus an amount equal to the Executive’s highest Base Salary during any of the three years preceding the Date of Termination multiplied by the highest percentage payout of the Executive’s bonus under the Short Term Incentive Program (or any successor short term bonus plan or program) in comparison to salary (annualized in the event that Executive was not employed by the Company for the whole of such applicable period) paid and/or accrued in any of the three years receding the Date of Termination; plus the highest one-year cash equivalent amount of Fringe Benefits paid to the Executive in any of the three calendar years preceding the Date of Termination. This amount will be reduced by the amounts paid, if any, to the Executive under the Company’s Severance Pay Plan (or any successor severance pay plan) as a result of such termination; provided, however, that if the Executive’s benefits under the Company’s Severance Pay Plan (or any successor severance pay plan) exceed the amounts payable under this Section, the Executive shall be entitled to such benefits and shall not be entitled to the payments provided for under this Section 6(a)(i);

(ii)  for three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families (to the extent permitted by law, or, if nor permitted by law, provided under nonqualified arrangements); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical benefits provided by the Company shall no longer be available to the Executive and the other welfare benefits described herein shall become secondary to those provided under such other plan during such applicable period of eligibility;

(iii)  for twelve months following the Date of Termination, if the Company has terminated this Agreement for other than Cause, the Company shall, at its sole expense as incurred to an aggregate of $15,000, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion;

(iv)  to the extent not therefore paid or provided the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as “Other Benefits”); provided, however, Other Benefits shall exclude any benefits under the Company’s Severance Pay Plan;

(v)  the Executive shall receive payment of benefits under any Supplemental Executive Retirement Plan (“SERP”) in which the Executive participates in effect as of the Date of Termination in accordance with the provisions of the SERP. The SERP benefit shall be a lump sum payment in an amount equal to the benefit payable under the SERP adjusted

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

by crediting the Executive with five additional years of credited service for benefit accrual and vesting and five additional years of age, both measured from the Date of Termination. The amount of any such benefit shall be calculated as of the Date of Termination in accordance with the terms of the SERP, and the payment of such benefit shall be in lieu of any other payment under the SERP.

(b)  Death.    If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement other than for payment of Accrued Obligations, and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, program, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(c)  Disability.    If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include and the Executive shall be entitled after the Disability Effective Date to receive disability benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability if any, as in effect with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or Executives’ families, as in effect on the date of the Executive’s Disability with respect to other peer executives of the Company and its affiliated companies and their families.

(d)  Cause; Other than for Good Reason.    If the Executive’s employment shall be terminated for Cause during the Employment Period or the Executive shall terminate employment other than for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, but only to the extent earned, nonforfeitable, currently payable and unpaid, as of the date of termination. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

Agreement shall terminate without further obligations to the Executive other than the timely payment or provision of Other Benefits.

7.    Nonexclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 14(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.    Full Settlement.    The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

9.    Stock Options and Long Term Incentive Bonus After Change of Control.

(a)  Upon the Effective Date, to the extent that they have not been previously paid to the Executive or have not expired, the Company shall pay all Cash Target amounts under its Long Term Incentive Plan regardless of whether applicable debt ratios have been achieved.

(b)  Upon the Effective Date, any outstanding options previously granted to the Executive pursuant to the Company’s Equity Incentive Plan, similar employee stock option plan or Long Term Incentive Plan, shall vest immediately and become immediately exercisable in full, and the term of any such options shall be ten (10) years from the original date of grant.            In the event of a Change of Control which results in substitution, conversion or replacement of the Outstanding Company Common Stock, Outstanding Company Voting Securities or any other shares to which the options relate, then within 30 days of issuance of the substituted, converted or new shares, the Executive shall have the right to either (i) convert the vested options to vested options to acquire the substituted, converted or new shares, exercisable for a period of ten years following the Effective Date; or (ii) receive payment in cash (net of applicable withholding taxes) of the amount of the spread between the then fair market value of the relevant Outstanding Company Common Stock, Outstanding Company Voting Securities, or the other shares subject to option and the exercise price under the option measured as of the Effective Date.

(c)  All amounts provided for under this Section 9 included in the calculation subject to the excise tax described in Paragraph 10 shall be subject to the provisions of Paragraph 10.

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

10.    Certain Additional Payments by the Company.

(a)  Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this agreement but determined without regard to any additional payments required under Section 9(c) and/or 10 (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any comparable federal, state or local excise tax, (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Payment and on the Gross-Up Payment, Executive shall retain an amount equal to the Payment minus all applicable taxes on the Payment, provided however, that Executive will be entitled to receive a Gross-Up Payment only if the amount of the parachute payments as defined in Section 280G(b)(2) of the Code exceeds $50,000 plus 2.99 times the Executive’s Base Amount as defined in Section 280G(b)(3) of the Code, and provided further, that if Executive is not entitled to receive a Gross-Up Payment, the Executive will receive only an amount of the parachute payments that would not include any excess parachute payments as defined in Section 280G(b)(1) of the Code. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on any Payment and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as any loss of tax deduction caused by the Gross-Up Payment.

(b)  All determinations required to be made under this Section, including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by PricewaterhouseCoopers LLP or any other nationally recognized accounting firm which is the Company’s outside auditor at the time of such determinations, which firm must be reasonably acceptable to Executive (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that there has been a Payment, or such earlier time as is requested by the Company. Within two (2) business days after said notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Section 10 to Executive. All fees and expenses of the Accounting firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this Section 10, shall be paid by the Company to the Internal Revenue Service and/or other appropriate taxing authority on Executive’s behalf within five (5) days after receipt of the Accounting Firm’s determination. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Accounting Firm shall furnish Executive with a written opinion that failure to disclose or report the Excise Tax on Executive’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

be binding upon the Company and Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payment will not have been made by the Company that should have been made (“Underpayment”) or that Gross-Up Payment have been made that should not have been made (“Overpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10 below and Executive hereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Internal Revenue Service or other appropriate taxing authority on Executive’s behalf or, if such Underpayment has been previously paid by Executive, to Executive. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive with interest at applicable federal rate provided for in Section 7872(f) (2) of the Code, due and payable within ninety (90) days after written demand to Executive by the Company; provided, however that Executive shall have no duty or obligation whatsoever to repay said loan unless Executive’s receipt of the Overpayment, or any portion thereof, is includible in Executive’s income and Executive’s repayment of same is not deductible by Executive for federal and state income tax purposes.

(c)  Executive shall notify the Company in writing of any claim by the Internal Revenue Service or state or local taxing authority, that, if successful, would result in any Excise Tax or an Underpayment (“Claim”). Such notice shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of the Claim and shall reprise the Company of the nature of the Claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid. Executive shall not pay any portion of the claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any amount under the Claim is due). If the Company notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the Claim, Executive shall:

(i)  give the Company any information reasonably requested by the Company relating to the Claim;

(ii)  take such action in connection with contesting the Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the Claim by an attorney selected by the Company who is reasonably acceptable to Executive; and

(iii)  cooperate with the Company in good faith in order to effectively contest the Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys’ fees) incurred in such contests and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of the Section 10(b), except as provided below, the Company shall control all proceedings

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

concerning such contest and, at its sole option, may pursue or forego any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the Claim. At the written request of the Company and upon payment to Executive of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court (“Additional Sum”) Executive shall pay same and sue for a refund. Executive agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests Executive to pay the Claim and sue for interest-free basis, and shall indemnify and hold Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Executive which is the subject of the Claim is to be limited solely to the Claim. Furthermore, the Company’s control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c) above, Executive receives any refund of a Claim and/or any Additional Sum, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c) above, a determination is made that Executive shall not be entitled to any refund of the Claim and the Company does not notify Executive in writing of its intent to contest such denial of refund of a Claim prior to the expiration of thirty (30) days after such determination, then the portion of such advance attributable to a Claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a Claim shall offset, to the extent thereof, the amount of the Underpayment required to be paid by the Company to Executive.

(e)  If, after the advance of an Additional Sum by the Company, there is a “Final Determination” (as defined below) made by the taxing authority that Executive is not entitled to any refund of such Additional Sum, or any portion thereof, then such nonrefundable amount shall be repaid to the Company by Executive within thirty (30) days after Executive receives notice of such Final Determination. A “Final Determination” shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the tie for contesting or appealing same has expired.

11.    Confidential Information, Non-competition.

(a)  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)  Executive agrees that during the period that he is an employee of the Company or any of its subsidiaries, pursuant to this Agreement and for one year after the Date of Termination, he will not without the consent of the Company (i) Participate In (as defined below) any business or organization in the printing and packaging business (a “Competitor”) in a capacity that directly assists such Competitor in competing with the Company, any of its subsidiaries, or any company in which the Company owns at least 10% of the equity interests (an “Affiliate”), in a material respect in the printing and packaging business in the respective specific geographic areas where the Company or any of its subsidiaries or Affiliates conducted such businesses at the time Executive ceased to be an employee hereunder, (ii) own a controlling interest in a business or organization that competes in a material respect in the printing and packaging business in the respective specific geographic areas where the Company or any of its subsidiaries or Affiliates conducted such businesses at the time Executive ceased to be an employee hereunder, or (iii) solicit or interfere with, or endeavor to entice away from the Company or any of its subsidiaries or Affiliates any of their respective suppliers, customers or employees. The employment by Executive or a business that Executive Participates In of a person employed or formerly employed by the Company shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement by Executive. For purposes of this Section 11(b), the term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in.” Notwithstanding the foregoing, Executive shall not be deemed to Participate In a business merely because he owns not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on Nasdaq or is regularly traded in the over-the-counter market by a member of a national securities exchange.

(c)  Executive agrees that the provisions of this Section 11 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 11 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

12.    Successors.

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

(a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.    Arbitration.    Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and shall be conducted in Denver, Colorado. Judgment upon the award rendered by the arbitrator shall be final, binding and non-appealable, and may be entered as a judgment by any court having jurisdiction of the parties. The expenses of any such arbitration proceeding shall be borne by the Company, and the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement.

14.    Waiver and Release of Claims.    As a condition to the receipt of payments and other benefits provided under Sections 6 and 9, Executive shall sign the Waiver and Release attached hereto and incorporated herein by reference as Exhibit A after termination from employment during the Employment Period and prior to receipt of any of the payments and benefits provided in Sections 6 and 9 (other than the Accrued Obligations described in Section 6(a)(i)A). Failure or refusal by the Executive to sign the Waiver and Release shall release the Company from any obligation to make payment or provide benefits described in Sections 6 and 9 (other than the Accrued Obligations described in Section 6(a)(i)A). Notwithstanding the foregoing, the Executive does not, and will not, by signing the Waiver and Release, release or waive his/her right to indemnification pursuant to the Company’s articles of incorporation, certificate of incorporation, bylaws, or director’s and officer’s liability insurance coverage.

15.    Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

requested, postage prepaid, addressed as follows:

If to the Executive, then to the address set forth opposite the Executive’s signature on the signature page.

If to the Company:

Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, Colorado 80403
Attention: Chairman of the Board

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)  The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement, statement or understanding between the parties with respect to the subject matter hereof, except to the extent provided herein.

16.    Amended and Restated Agreement.    This Agreement restates and amends the 2000 Employment Agreement between the Company and the Executive. As of the Effective Date of this Agreement, the 2000 Employment Agreement, including all modifications and amendments thereto, whether in writing or otherwise, is amended and restated in its entirety by this Agreement.

[Following Page is the Signature Page ]

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

COMPANY: GRAPHIC PACKAGING INTERNATIONAL CORPORATION

By:
Name Title:

Address of Executive:	EXECUTIVE:

Name:

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

SCHEDULE OF DEFINITIONS

“Accounting Firm” is defined in Section 10(b).

“Accrued Obligations” is defined in Section 6(a)(i)(A).

“affiliated companies” is defined in Section 1(c).

“Annual Bonus” is defined in Section 4(b) (ii).

“Base Salary” is defined in Section 1(c).

“Board” means Board of Directors of the Company.

“Business Acquisition” is defined in Section 2(d).

“Business Combination” is defined in Section 2(c).

“Cause” is defined in Section 5(b).

“Change of Control Period” is defined in Section 1(b).

“Company” is defined in the initial paragraph.

“Competitor” is defined in Section 11(b).

“Date of Termination” is defined in Section 5(e).

“Disability Effective Date” is defined in Section 5(a).

“Effective Date” is defined in Section 1(a).

“Employment Period” is defined in Section 3.

“Exchange Act” is defined in Section 2(a).

“Excise Tax” is defined in Section 10(a).

“Executive” means the individual identified in the initial paragraph.

“Good Reason” is defined in Section 5(c).

“Incumbent Board” is defined in Section 2(b).

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

“Notice of Termination” is defined in Section 5(d).

“Other Benefits” is defined in Section 6(a)(iv).

“Outstanding Company Common Stock” is defined in Section 2(a).

“Outstanding Company Voting Stock” is defined in Section 2(a).

“Participate In” is defined in Section 11(b).

“Payment” is defined in Section 10(a).

“Person” is defined in Section 2(a).

“Recent Annual Bonus” is defined in Section 4(b)(ii).

“Reduced Amount” is defined in Section 10(a).

“Renewal Date” is defined in Section 1(b).

“SERP” is defined in Section 6(a)(v).

“Tax Payment” is defined in Section 10(a).

“Underpayment” is defined in Section 10(b).

“willful” is defined in Section 5(b).

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

WAIVER AND RELEASE OF CLAIMS

In consideration of the receipt of payments and benefits described in the Sections 6 and 9 of the attached Executive Employment Agreement between the Executive and the Company, the Executive, as a free, knowing and voluntary act, agrees to waive his or her right to file individually or participate as a class member in any claims or lawsuits with federal or state agencies or courts against the Company and their successors and the directors, officers, employees, agents, attorneys and representatives of all of them (the “Company entities”) for any and all claims, demands, rights and/or causes of action that Executive might have or assert against the Company (1) by reason of active employment by the Company and all circumstances related thereto up to the date of execution of this Waiver and Release of Claims (“Waiver”), or (2) by reason of any other matter, case or thing whatsoever that may have occurred prior to the date of execution of this Waiver. This Waiver includes, but is not limited to, any and all debts, obligations, demands, claims, judgments or causes of action of any kind whatsoever, whether now known or unknown, in tort, in contract, by statute, or any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind, including those that might arise out of allegations relating to claimed breach of an alleged oral or written contract, or related purported employment discrimination or civil rights violations including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Colorado Anti-Discrimination Act; the Worker Adjustment and Retraining Notification Act; or claims under any other similar federal, state or local law or regulation.

Notwithstanding the foregoing, the Executive does not hereby release or waive his/her right to indemnification pursuant to the Company’s articles of incorporation, certificate of incorporation, bylaws, or director’s and officer’s liability insurance coverage.

Executive acknowledges that he or she has been given at least 21 calendar days to consider this Waiver and may choose to sign it earlier, and that he or she has been advised to consult with an attorney prior to signing this Waiver. Executive acknowledges that the signing of this Waiver is completely knowing and voluntary.

[The remainder of this page is intentionally left blank.]

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)

Executive has the right to rescind this Waiver within seven calendar days of signing it by delivering a written statement of revocation within that seven-day period by certified mail to Graphic Packaging International Corporation, Attention: General Counsel, 4455 Table Mountain Drive, Golden, Colorado 80403.

Executed this              day of             , 20            .

THIS IS A RELEASE: READ CAREFULLY BEFORE SIGNING.
YOU SHOULD CONSULT WITH AN ATTORNEY.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION	EXECUTIVE

By:

Title:	Name:

Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement (March 2002)